UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 7, 2014

(Exact name of registrant as specified in charter)

Wyoming	000-08447	83-0219465
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 5th Street, Suite 200, Miami, Florida	33139
(Address of Principal Executive Offices	(Zip Code)

Registrant's telephone number, including area code:  (305) 704-3294

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

Item 2.01.  Completion of Acquisition or Disposition of Assets

On January 3, 2014, OMEGA COMMERCIAL FINANCE CORPORATION, a Wyoming corporation (the “Registrant”), and NUQUEST CAPITAL MATCHPOINT 1 LLC, a Georgia limited liability company (“NuQuest”) entered into (and closed thereon) an Asset Purchase Agreement (the “Agreement”) pursuant to which the Registrant acquired from NuQuest certain assets including its fully operational website portal, its operating business services, and other assets as more particularly described in the Agreement, which agreement is attached hereto as an exhibit to this Form 8-K.

In consideration therefor, the Registrant shall issue to NuQuest one million shares of Series G Convertible Preferred Stock with a Par Value of $1.00 per share and convertible into shares of the Registrant’s common stock at the rate of 25-to-1 (the “Series G Preferred”).

The foregoing summary of the Agreement is qualified in its entirety by the agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference

Item 3.02  Unregistered Sales of Equity Securities.

The Registrant will issue to NuQuest one million shares of the Series G Preferred stock pursuant to the above Agreement.  The shares of Series G Preferred were issued in reliance upon the exemption from securities registration afforded by the provisions of Section 4(a)(2) of the Securities Act of 1933, as amended, (“Securities Act”), and/or Regulation D, as promulgated by the U.S. Securities and Exchange Commission under the Securities Act.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective on January 8, 2014, the Registrant amended its Articles of Incorporation and By-laws in order to add and designate the terms of the Series G Preferred stock referenced above.  A copy of the Articles of Amendment to Articles of Incorporation of Omega Commercial Finance Corporation is attached as Exhibit 3.2 to this Current Report on Form 8-K and incorporated herein by reference

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

3.2  - Amended Article of Corporation and Certificate of Designation of Series G Preferred Stock.

10.1  - Asset Purchase Agreement between Registrant and Nuquest Capital MatchPoint 1 LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 09, 2014

OMEGA COMMERCIAL FINANCE CORPORATION

By:    /s/ Jon S. Cummings, IV

Jon S. Cummings, IV, Chief Executive Officer